                                                                 EXHIBIT (1)(b)


                            SECRETARY'S CERTIFICATE

         The undersigned, as Secretary for Conestoga Family of Funds (the "Company"), hereby certifies that the following is a true and genuine copy of the Company's Classification of Shares adopted at the meeting of the Board of Trustees held on September 19, 1989:

         Classification of Shares.

                 RESOLVED, that pursuant to Article V of the Company's Agreement and Declaration of Trust an unlimited number of authorized, unissued and unclassified shares of beneficial interest of the Company be, and hereby are, classified into each of six separate classes of shares which shall be designated, respectively, Class A-1, Class B-1, Class C-1, Class D-1, Class E-1 and Class F-1; and

                 FURTHER RESOLVED, that (a) Class A-1 shares of beneficial interest shall represent interests in the U.S. Treasury Securities Fund, (b) Class B-1 shares of beneficial interest shall represent interests in the Cash Management Fund, (c) Class C-1 shares of beneficial interest shall represent interests in the Tax-Free Fund,
         (d) Class D-1 shares of beneficial interest shall represent interests in the Limited Maturity Fund, (e) Class E-1 shares of beneficial interest shall represent interests in the Bond Fund, and (f) Class F-1 shares of beneficial interest shall represent interests in the Equity Fund; and

                 FURTHER RESOLVED, that each share of Class A-1, Class B-1, Class C-1, Class D-1, Class E-1 and Class F-1 shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations, qualifications and terms and conditions of redemption that are set forth in the Agreement and Declaration of Trust of Conestoga Family of Funds with respect to its shares of beneficial interest; and

                 FURTHER RESOLVED, that the officers of the Company be, and each of them hereby is, authorized and empowered to execute, seal and deliver any and all documents, instruments, papers and writings, including but not limited to any instrument to be filed with the State Secretary of the Commonwealth of Massachusetts or the Boston City Clerk, and to do any and all other acts, in the name of the Company and on its behalf, as may be necessary or desirable in connection with or in furtherance of the foregoing resolutions.

         IN WITNESS WHEREOF, I have hereunto set my hand as Secretary of the Company this 28th day of September, 1989.


                                                s/ Cynthia Lee Lindsey
                                                -------------------------------
                                                Cynthia Lee Lindsey
                                                Secretary